Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 87 to the Registration Statement No. 811-02841 on Form N-1A of Fidelity Capital Trust, of our reports each dated December 9, 2005 appearing in the Annual Reports to Shareholders of Fidelity Stock Selector Fund and Fidelity Small Cap Independence Fund for the year ended October 31, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
December 27, 2005